Exhibit 10(a)

SECOND AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT

THIS SECOND AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT, dated as of November 30, 2020 (this “Amendment”), is by and between NEOGEN CORPORATION, a Michigan corporation (the “Borrower”), and JPMORGAN CHASE BANK, N.A., a national banking association (the “Lender”).

RECITALS

A. The Borrower and the Lender have entered into that certain Amended and Restated Credit Agreement dated as of November 30, 2016, as amended by that certain First Amendment to Amended and Restated Credit Agreement dated as November 30, 2018 (the “Credit Agreement”).

B. The Borrower and the Lender desire to amend the Credit Agreement on the terms and conditions set forth in this Amendment.

NOW, THEREFORE, in consideration of the premises and of the mutual agreements herein contained, the parties hereto agree as follows:

ARTICLE 1. AMENDMENTS TO CREDIT AGREEMENT

Subject to Article 2 of this Amendment, the Credit Agreement hereby is amended as follows:

1.1 The following definition of the term “Adjusted One Month LIBOR Rate” is added to Section 1.01 of the Credit Agreement in its proper alphabetical location:

“Adjusted One Month LIBOR Rate” means, for any day, an interest rate per annum equal to the sum of (i) 2.50% per annum plus (ii) the Adjusted LIBO Rate for a one-month interest period on such day (or if such day is not a Business Day, the immediately preceding Business Day); provided that, for the avoidance of doubt, the Adjusted LIBO Rate for any day shall be based on the LIBO Screen Rate at approximately 11:00 a.m. London time on such day.

1.2 The definition of the term “Applicable Rate” set forth in Section 1.01 of the Credit Agreement is amended and restated as follows:

“Applicable Rate” means, for any day, (a) with respect to any Eurodollar Loan, 1.00% per annum and (b) with respect to any CBFR Loan, 0% per annum.

1.3 The following definitions of the terms “Benchmark Transition Event”, “Beneficial Ownership Certification”, and “Beneficial Ownership Regulation” are added to Section 1.01 of the Credit Agreement in their proper alphabetical location:

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the LIBO Rate:

(1) a public statement or publication of information by or on behalf of the administrator of the LIBO Screen Rate announcing that such administrator has ceased or will cease to provide the LIBO Screen Rate, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the LIBO Screen Rate;

(2) a public statement or publication of information by the regulatory supervisor for the administrator of the LIBO Screen Rate, the U.S. Federal Reserve System, an insolvency official with jurisdiction over the administrator for the LIBO Screen Rate, a resolution authority with jurisdiction over the administrator for the LIBO Screen Rate or a court or an entity with similar insolvency or resolution authority over the administrator for the LIBO Screen Rate, which states that the administrator of the LIBO Screen Rate has ceased or will cease to provide the LIBO Screen Rate permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the LIBO Screen Rate; or

(3) a public statement or publication of information by the regulatory supervisor for the administrator of the LIBO Screen Rate announcing that the LIBO Screen Rate is no longer representative.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

1.4 The definition of the term “Capital Lease Obligations” set forth in Section 1.01 of the Credit Agreement is amended and restated as follows:

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases or financing leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

1.5 The following definitions of the terms “CB Floating Rate” and “CBFR” are added to Section 1.01 of the Credit Agreement in their proper alphabetical location:

“CB Floating Rate” means the Prime Rate; provided that the CB Floating Rate shall never be less than the Adjusted One Month LIBOR Rate on such day (or if such day is not a Business Day, the immediately preceding Business Day). Any change in the CB Floating Rate due to a change in the Prime Rate or the Adjusted One Month LIBOR Rate shall be effective from and including the effective date of such change in the Prime Rate or the Adjusted One Month LIBOR Rate, respectively.

“CBFR”, when used in reference to any Loan, refers to whether such Loan bears interest at a rate determined by reference to the CB Floating Rate.

1.6 Clause (b) of the definition of the term “Change in Law” set forth in Section 1.01 of the Credit Agreement is amended to read as follows:

(b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or

[Second Amendment to Amended and Restated Credit Agreement – Neogen Corporation]

1.7 The definitions of the terms “ERISA”, ERISA Affiliate”, and “ERISA Event” set forth in Section 1.01 of the Credit Agreement are amended and restated as follows:

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with a Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or Section 4001 (14) of ERISA or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder, with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the failure to satisfy the “minimum funding standard” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal of the Borrower or any ERISA Affiliate from any Plan or Multiemployer Plan; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition upon the Borrower or any ERISA Affiliate of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent, in critical status or in reorganization, within the meaning of Title IV of ERISA.

1.8 The following definition of the term “Eurodollar” is added to Section 1.01 of the Credit Agreement in its alphabetical location:

“Eurodollar”, when used in reference to any Loan, refers to whether such Loan bears interest at a rate determined by reference to the Adjusted LIBO Rate.

1.9 The definitions of the terms “FATCA” and “Federal Funds Effective Rate” set forth in Section 1.01 of the Credit Agreement are amended and restated as follows:

“FATCA” means Sections 1471 through 1474 of the Code as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

[Second Amendment to Amended and Restated Credit Agreement – Neogen Corporation]

“Federal Funds Effective Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions, as determined in such manner as the NYFRB shall set forth on its public website from time to time, and published on the next succeeding Business Day by the NYFRB as the effective federal funds rate, provided that, if the Federal Funds Effective Rate as so determined would be less than zero, such rate shall be deemed to zero for the purposes of this Agreement.

1.10 The following definition of the term “Federal Reserve Board” is added to Section 1.01 of the Credit Agreement in its proper alphabetical location:

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System of the United States of America.

1.11 The following definition of the term “Interpolated Rate” is added to Section 1.01 of the Credit Agreement in its proper alphabetical location:

“Interpolated Rate” means, at any time, for any Interest Period, the rate per annum (rounded to the same number of decimal places as the LIBO Screen Rate) determined by the Lender (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the LIBO Screen Rate for the longest period (for which the LIBO Screen Rate is available) that is shorter than the Impacted Interest Period and (b) the LIBO Screen Rate for the shortest period (for which the LIBO Screen Rate is available) that exceeds the Impacted Interest Period, in each case, at such time; provided that, if any Interpolated Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

1.12 The definitions of the terms “LIBO Rate” and “LIBO Screen Rate” set forth in Section 1.01 of the Credit Agreement are amended and restated, respectively, as follows:

“LIBO Rate” means, with respect to any Eurodollar Loan for any applicable Interest Period or for any CBFR Loan, the LIBO Screen Rate at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period; provided that, if the LIBO Screen Rate shall not be available at such time for such Interest Period (an “Impacted Interest Period”), then the LIBO Rate shall be the Interpolated Rate.

“LIBO Screen Rate” means, for any day and time, with respect to any Eurodollar Loan for any Interest Period or for any CBFR Loan, the London interbank offered rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate for Dollars) for a period equal in length to such Interest Period as displayed on such day and time on pages LIBOR01 or LIBOR02 of the Reuters screen that displays such rate (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Lender in its reasonable discretion); provided that if the LIBO Screen as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

1.13 The definition of the term “Maturity Date” set forth in Section 1.01 of the Credit Agreement is amended and restated as follows:

[Second Amendment to Amended and Restated Credit Agreement – Neogen Corporation]

“Maturity Date” means November 30, 2023 (if the same is a Business Day, or if not then the immediately next succeeding Business Day), or any earlier date on which the Commitment is reduced to zero or otherwise terminated pursuant to the terms hereof.

1.14 The following definitions of the terms “NYFRB Rate” and “Overnight Bank Funding Rate” are added to Section 1.01 of the Credit Agreement in their respective proper alphabetical location:

“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day(or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. on such day received by the Lender from a federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates as so determined would be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight Eurodollar borrowings by U.S.-managed banking offices of depository institutions (as such composite rate shall be determined by the NYFRB as set forth on its public website from time to time) and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate.

1.15 The definition of the term “Prime Rate” set forth in Section 1.01 of the Credit Agreement is amended and restated as follows:

“Prime Rate” means the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Lender) or any similar release by the Federal Reserve Board (as determined by the Lender). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.

1.16 The definition of the term “Sanctioned Person” set forth in Section 1.01 of the Credit Agreement is amended and restated as follows:

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State or by the United Nations Security Council, the European Union, any European Union member state, Her Majesty’s Treasury of the United Kingdom or other relevant sanctions authority, (b) any Person operating, organized or resident in a Sanctioned Country, or (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b) or (d) any Person otherwise the subject of any Sanctions.

1.17 The following definition of the term “Second Amendment” is added to Section 1.01 of the Credit Agreement in its proper alphabetical location:

[Second Amendment to Amended and Restated Credit Agreement – Neogen Corporation]

“Second Amendment” means the Second Amendment to this Agreement dated as of November 30, 2020.

1.18 Subpart (a) of Section 1.04 of the Credit Agreement is amended and restated as follows:

SECTION 1.04. Accounting Terms; GAAP. (a) Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if after the date hereof there occurs any change in GAAP or in the application thereof on the operation of any provision hereof and the Borrower notifies the Lender that the Borrower requests an amendment to any provision hereof to eliminate the effect of such change in GAAP or in the application thereof (or if the Lender notifies the Borrower that the Lender requests an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made (i) without giving effect to any election under Financial Accounting Standards Board Accounting Standards Codification 825-10-25 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrower or any Subsidiary at “fair value”, as defined therein and (ii) without giving effect to any treatment of Indebtedness in respect of convertible debt instruments under Financial Accounting Standards Board Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof.

(b) Notwithstanding anything to the contrary contained in Section 1.04(a) or in the definition of “Capital Lease Obligations,” in the event of an accounting change requiring all leases to be capitalized, only those leases (assuming for purposes hereof that such leases were in existence on the date hereof) that would constitute capital leases in conformity with GAAP on the date hereof shall be considered capital leases, and all calculations and deliverables under this Agreement or any other Loan Document shall be made or delivered, as applicable, in accordance therewith.

1.19 The following Section 1.07 is added to the Credit Agreement immediately after Section 1.06:

SECTION 1.07. Interest Rates; LIBOR Notification. The interest rate on Eurodollar Loans is determined by reference to the LIBO Rate, which is derived from the London interbank offered rate (“LIBOR”). LIBOR is intended to represent the rate at which contributing banks may obtain short-term borrowings from each other in the London interbank market. In July 2017, the U.K. Financial Conduct Authority announced that, after the end of 2021, it would no longer persuade or compel contributing banks to make rate submissions to the ICE Benchmark Administration (together with any successor to the ICE Benchmark Administrator, the “IBA”) for purposes of the IBA setting LIBOR. As a result, it is possible that commencing in 2022, LIBOR may no longer be available or may no longer be deemed an appropriate reference rate upon which

[Second Amendment to Amended and Restated Credit Agreement – Neogen Corporation]

to determine the interest rate on Eurodollar Loans. In light of this eventuality, public and private sector industry initiatives are currently underway to identify new or alternative reference rates to be used in place of LIBOR. In the event a Benchmark Transition Event occurs, Section 2.12(c) of this Agreement provides a mechanism for determining an alternative rate of interest. The Lender will notify the Borrower, pursuant to Section 2.12(c), in advance of any change to the reference rate upon which the interest rate of Eurodollar Loans is based. However, the Lender does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission or any other matter related to LIBOR or other rates in the definition of “LIBO Rate” or with respect to any alternative, successor rate thereto, or replacement rate thereof, including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of the LIBO Rate or have the same volume or liquidity as did LIBOR prior to its discontinuance or unavailability.

1.20 Section 2.03 of the Credit Agreement is amended and restated as follows:

SECTION 2.03. Borrowing Procedures; Requests for Loans. To request a Loan, the Borrower shall notify the Lender of such request either in writing (delivered by hand or fax) in a form approved by the Lender and signed by the President or Chief Financial Officer of the Borrower or by telephone or through Electronic System, if arrangements for doing so have been approved by the Lender, not later than noon, Detroit, Michigan time, on the date of the proposed Loan; provided that any such notice of a Loan to finance the reimbursement of an LC Disbursement as contemplated by Section 2.04(d) may be given not later than 9:00 a.m., Detroit, Michigan time, on the date of the proposed Loan. Each such telephonic request shall be irrevocable and shall be confirmed promptly by hand delivery, fax or a communication through Electronic System to the Lender of a written Loan request in a form approved by the Lender and signed by the Borrower. Each such telephonic and written Loan request shall specify the following information in compliance with Section 2.01:

(i) the amount of the requested Loan, and a breakdown of the separate wires comprising such Loan;

(ii) the date of such Loan, which shall be a Business Day; and

(iii) whether such Loan is to be a CBFR Loan or a Eurodollar Loan.

If no election as to CBFR Loan or Eurodollar Loan is specified, then the requested Loan shall be a CBFR Loan.

1.21 Each reference to “Loan” or “Loans” in Section 2.04 shall be deemed to mean a CBFR Loan and CBFR Loans, respectively.

1.22 Section 2.06 of the Credit Agreement is amended and restated as follows:

SECTION 2.06. Interest Elections.

(a) The Borrower may elect to convert a Loan from a Eurodollar Loan to a CBFR Loan or from a CBFR Loan to a Eurodollar Loan.

[Second Amendment to Amended and Restated Credit Agreement – Neogen Corporation]

(b) To make an election pursuant to this Section, the Borrower shall notify the Lender of such election either in writing (delivered by hand or fax) in form satisfactory to the Lender or through Electronic System, if arrangements for doing so have been approved by the Lender, by the time that a Loan request would be required under Section 2.03 if the Borrower were requesting a Loan of the type resulting from such election to be made on the effective date of such election. Each election request under this Section shall be irrevocable.

(c) Each telephonic and written election request pursuant to this Section (including requests submitted through Electronic System) shall specify the following information in compliance with Section 2.02:

(i) the effective date of the election made pursuant to such request, which shall be a Business Day; and

(ii) whether the resulting Loan is to be a CBFR Loan or a Eurodollar Loan.

(d) If the Borrower fails to deliver a timely request with respect to a Eurodollar Loan prior to the end of the Interest Period applicable thereto, then, unless such Loan is repaid as provided herein, at the end of such Interest Period such Loan shall be continue as a Eurodollar Loan. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Lender so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Loan may be converted to or continued as a Eurodollar Loan and (ii) unless repaid, each Eurodollar Loan shall be converted to a CBFR Loan at the end of the Interest Period applicable thereto.

1.23 Section 2.11(a) of the Credit Agreement is amended and restated as follows:

(a) (i) Each Eurodollar Loan shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Eurodollar Loan plus the Applicable Rate. (ii) Each CBFR Loan shall bear interest at the CB Floating Rate plus the Applicable Rate.

1.24 The last sentence of Section 2.11(d) of the Credit Agreement is amended and restated as follows:

The applicable CB Floating Rate, Adjusted LIBO Rate or LIBO Rate shall be determined by the Lender, and such determination shall be conclusive absent manifest error.

1.25 Section 2.12 of the Credit Agreement is amended and restated as follows:

SECTION 2.12. Alternate Rate of Interest; Illegality.

(a) If prior to the commencement of any Interest Period for a Loan:

(i) the Lender determines (which determination shall be conclusive and binding absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate, as applicable (including, without limitation, by means of an Interpolated Rate or because the LIBO Screen Rate is not available or published on a current basis) for such Interest Period; provided that no Benchmark Transition Event shall have occurred at such time; or

[Second Amendment to Amended and Restated Credit Agreement – Neogen Corporation]

(ii) the Lender determines the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to the Lender of making or maintaining a Eurodollar Loan or Eurodollar Loans for such Interest Period; provided that no Benchmark Transition Event shall have occurred at such time;

then the Lender shall give notice thereof to the Borrower by telephone, fax or through an Electronic System as provided in Section 8.01 as promptly as practicable thereafter and, until the Lender notifies the Borrower that the circumstances giving rise to such notice no longer exist, (A) each Eurodollar Loan shall be repaid or converted into a CBFR Loan on the last day of the then current Interest Period applicable thereto, and (B) all Loans shall be made and continue as CBFR Loans.

(b) If the Lender determines that any Requirement of Law has made it unlawful, or if any Governmental Authority has asserted that it is unlawful, for the Lender or its applicable lending office to make, maintain, fund or continue any Eurodollar Loan, or any Governmental Authority has imposed material restrictions on the authority of the Lender to purchase or sell, or to take deposits of, dollars in the London interbank market, then, on notice thereof by the Lender to the Borrower, any obligations of the Lender to make, maintain, fund or continue Eurodollar Loans will be suspended until the Lender notifies the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower will upon demand from the Lender, either prepay or convert all Eurodollar Loans of the Lender to CBFR Loans, either on the last day of the Interest Period therefor, if the Lender may lawfully continue to maintain such Eurodollar Loans to such day, or immediately, if the Lender may not lawfully continue to maintain such Loans. Upon any such prepayment or conversion, the Borrower will also pay accrued interest on the amount so prepaid or converted.

(c) If a Benchmark Transition Event occurs, then the Lender may, by notice to Borrower, select an alternate rate of interest for the LIBO Rate that gives due consideration to the then-evolving or prevailing market convention for determining a rate of interest for loans in US Dollars at such time (the “Alternate Rate”); the Borrower acknowledges that the Alternate Rate may include a mathematical adjustment using any then-evolving or prevailing market convention or method for determining a spread adjustment for the replacement of the LIBO Rate. For avoidance of doubt, all references to the LIBO Rate shall be deemed to be references to the Alternate Rate when the Alternate Rate becomes effective in accordance with this section. In addition, the Lender will have the right, from time to time by notice to Borrower to make technical, administrative or operational changes (including, without limitation, changes to the definition of “CB Floating Rate”, the definition of “Interest Period”, timing and frequency of determining rates and making payments of interest and other administrative matters) that the Lender decides in its reasonable discretion may be appropriate to reflect the adoption and implementation of the Alternate Rate. The Alternate Rate, together with all such technical, administrative and operational changes as specified in any notice, shall become effective at the later of (i) the fifth Business Day after the Lender has provided notice to the Borrower (the “Notice Date”) and (ii) a date specified by the Lender in the notice, without any further action or consent of the Borrower, so long as Lender has not received, by 5:00pm Eastern time on the Notice Date, written notice of objection to the

[Second Amendment to Amended and Restated Credit Agreement – Neogen Corporation]

Alternate Rate from the Borrower. Any determination, decision, or election that may be made by the Lender pursuant to this section, including any determination with respect to a rate or adjustment or the occurrence or non-occurrence of an event, circumstance or date, and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its sole discretion and without consent from the Borrower. Until an Alternate Rate shall be determined in accordance with this section, the interest rate shall be equal to the sum of (a) the greater of (x) Prime Rate and (y) 2.50%, plus (b) the Applicable Rate with respect to CBFR Loans. In no event shall the Alternate Rate be less than zero.

1.26 Section 2.14 of the Credit Agreement is amended and restated as follows:

SECTION 2.14. Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default or as a result of any prepayment pursuant to Section 2.09), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, or (c) the failure to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.07(c) and is revoked in accordance therewith), then, in any such event, the Borrower shall compensate the Lender for the loss, cost and expense attributable to such event. Such loss, cost or expense to the Lender shall be deemed to include an amount determined by the Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Eurodollar Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Eurodollar Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Eurodollar Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which the Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market. A certificate of the Lender setting forth any amount or amounts that the Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay the Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.

1.27 The following part (d) is added Section 2.16 of the Credit Agreement:

(d) All payments received by the Lender (i) not constituting either (A) a specific payment of principal, interest, fees or other sum payable under the Loan Documents (which shall be applied as specified by the Borrower), or (B) a mandatory prepayment or (ii) after an Event of Default has occurred and is continuing and the Lender so elects, such funds shall be applied ratably first, to pay any fees, indemnities, or expense reimbursements then due to the Lender from the Borrower, second, to pay interest then due and payable on the Loans ratably, third, to prepay principal on the Loans and unreimbursed LC Disbursements and to pay any amounts owing in respect of Swap Agreement Obligations and Banking Services Obligations, ratably, fourth, to pay an amount to the Lender equal to one hundred five percent (105%) of the aggregate LC Exposure, to be held as cash collateral for such Obligations, fifth, to the payment of any other Obligation due to the Lender from the Borrower. Notwithstanding anything to the contrary contained in this Agreement, unless so directed by the Borrower, or unless a

[Second Amendment to Amended and Restated Credit Agreement – Neogen Corporation]

Default is in existence, the Lender shall not apply any payment which it receives to any Eurodollar Loan, except (i) on the expiration date of the Interest Period applicable thereto, or (ii) in the event, and only to the extent, that there are no outstanding CBFR Loans and, in any such event, the Borrower shall pay the break funding payment required in accordance with Section 2.14. The Lender shall have the continuing and exclusive right to apply and reverse and reapply any and all such proceeds and payments to any portion of the Obligations.

1.28 The following sentence is added to the end of Section 3.11 of the Credit Agreement:

As of the date of the Second Amendment, to the best knowledge of the Borrower, the information included in the Beneficial Ownership Certification provided on or prior to the date of the Second Amendment to the Lender in connection with this Agreement is true and correct in all respects

1.29 Subpart (a) of Section 3.04 of the Credit Agreement is amended and restated as follows:

(a) The Borrower has heretofore furnished to the Lender its consolidated balance sheet and statements of income, stockholders equity and cash flows as of and for the fiscal year ended on or about May 31, 2020, reported on by BDO USA, LLP, independent public accountants. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Borrower and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP.

1.30 Clause (b) of Section 5.08(b) of the Credit Agreement is amended and restated as follows:

(b) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, except to the extent permitted for a Person required to comply with Sanctions, or

1.31 In Section 8.16 of the Credit Agreement, the term “Federal Funds Effective Rate” is replaced with the term “NYFRB Rate”.

ARTICLE 2. CONDITIONS PRECEDENT

As conditions precedent to the effectiveness of the amendments to the Credit Agreement set forth in Article 1 of this Amendment, the Lender shall receive the following documents and the following matters shall be completed, all in form and substance satisfactory to the Lender:

2.1 This Amendment duly executed on behalf of the Borrower and the Lender.

2.2 A certificate of the Borrower, dated the date as of which this Amendment is dated (the “Amendment Date”), executed by its Secretary or Assistant Secretary, which shall (A) certify the resolutions of its Board of Directors, members or other body authorizing the execution, delivery and performance of this Amendment, (B) identify by name and title and bear the signatures of the officers of the Borrower authorized to sign this Amendment and the other Loan Documents to which it is a party and the Financial Officers as of the Amendment Date, and (C) contain appropriate attachments, including the articles of incorporation of the Borrower certified by the relevant authority of the jurisdiction of organization of the Borrower and a true and correct copy of its bylaws (or certification that there has been no change to the bylaws since the copy previously delivered to the Lender).

[Second Amendment to Amended and Restated Credit Agreement – Neogen Corporation]

2.3 A good standing certificate for the Borrower from its jurisdiction of organization.

2.4 To the extent the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a Beneficial Ownership Certification in relation to the Borrower at least five (5) days prior to the date of this Amendment.

2.5 Such other documents, and completion of such other matters, as the Lender may reasonably deem necessary or appropriate to carry out the intent of, and/or implement, this Amendment.

ARTICLE 3. REPRESENTATIONS AND WARRANTIES

In order to induce the Lender to enter into this Amendment, the Borrower represents and warrants that:

3.1 The execution, delivery and performance by the Borrower of this Amendment are within its corporate powers, have been duly authorized by all necessary corporate action and are not in contravention of any applicable law, rule or regulation, or any applicable judgment, decree, writ, injunction, order or award of any arbitrator, court or governmental authority, or of the terms of the Borrower’s charter or by-laws, or of any contract or undertaking to which the Borrower is a party or by which the Borrower or its property is or may be bound or affected.

3.2 This Amendment is a legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with their respective terms, except as may be limited by bankruptcy, insolvency or other laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

3.3 No consent, approval or authorization of or declaration, registration or filing with any governmental or nongovernmental person or entity, including without limitation any creditor, stockholder or lessor of the Borrower, remains required on the part of the Borrower in connection with the execution, delivery and performance of this Amendment or the transactions contemplated hereby or as a condition to the legality, validity or enforceability of this Amendment.

3.4 After giving effect to the amendments contained in Article 1 of this Amendment, the representations and warranties contained in Article III of the Credit Agreement and in the other Loan Documents are true on and as of the date hereof with the same force and effect as if made on and as of the date hereof. No Default or Event of Default has occurred and is continuing.

ARTICLE 4. MISCELLANEOUS

4.1 If the Borrower shall fail to perform or observe any term, covenant or agreement in this Amendment, or any representation or warranty made by the Borrower in this Amendment shall prove to have been incorrect in any material respect when made, such occurrence shall be deemed to constitute an Event of Default.

4.2 All references to the Credit Agreement in any other Loan Document or any other document, instrument or certificate referred to in the Credit Agreement or delivered in connection therewith or pursuant thereto, hereafter shall be deemed references to the Credit Agreement, as amended hereby.

[Second Amendment to Amended and Restated Credit Agreement – Neogen Corporation]

4.3 Except as amended hereby, the Credit Agreement and the other Loan Documents shall in all respects continue in full force and effect.

4.4 Capitalized terms used but not defined herein shall have the respective meanings ascribed thereto in the Credit Agreement.

4.5 This Amendment shall be governed by and construed in accordance with the laws of the State of Michigan.

4.6 The Borrower agrees to pay the reasonable fees and expenses of Dickinson Wright PLLC, counsel for the Lender, in connection with the negotiation and preparation of this Amendment and the documents referred to herein and the consummation of the transactions contemplated hereby.

4.7 This Amendment may be executed upon any number of counterparts with the same effect as if the signatures thereto were upon the same instrument.

4.8 Each party hereto, after consulting or having had the opportunity to consult with counsel, knowingly, voluntarily, and intentionally waives any right any of them may have to a trial by jury in any litigation based upon or arising out of this Amendment, or any agreement referenced herein or other related instrument or agreement, or any of the transactions contemplated by this Amendment, or any course of conduct, dealing, statements (whether oral or written) or actions of any of them. None of the parties hereto shall seek to consolidate, by counterclaim or otherwise, any such action in which a jury trial has been waived with any other action in which a jury trial cannot be or has not been waived. These provisions shall not be deemed to have been modified in any respect or relinquished by any party hereto except by a written instrument executed by both of them.

4.9 The Borrower agrees to execute any and all documents reasonably deemed necessary or appropriate by the Lender to carry out the intent of, and/or to implement, this Amendment.

4.10 This Amendment constitutes the entire understanding of the parties with respect to the subject matter hereof. This Amendment is binding on the parties hereto and their respective successors and assigns, and shall inure to the benefit of the parties hereto and their respective successors and assigns. If any of the provisions of this Amendment are in conflict with any applicable statute or rule or law or otherwise unenforceable, such offending provisions shall be null and void only to the extent of such conflict or unenforceability, but shall be deemed separate from and shall not invalidate any other provision of this Amendment.

4.11 No course of dealing on the part of the Lender, nor any delay or failure on the part of the Lender in exercising any right, power or privilege hereunder shall operate as a waiver of such right, power or privilege or otherwise prejudice the Lender’s rights and remedies hereunder or under any Related Document or any other agreement or instrument of the Borrower with or in favor of the Lender; nor shall any single or partial exercise thereof preclude any further exercise thereof or the exercise of any other right, power or privilege. No right or remedy conferred upon or reserved to the Lender under this Amendment or under any Related Document or any other agreement or instrument of the Borrower with or in favor of the Lender is intended to be exclusive of any other right or remedy, and every right and remedy shall be cumulative and in addition to every other right or remedy granted thereunder or now or hereafter existing under any applicable law. Every right and remedy granted by this Amendment or under any Related Document or any other agreement or instrument of the Borrower with or in favor of the Lender or by applicable law to the Lender may be exercised from time to time and as often as may be deemed expedient by the Lender.

[Second Amendment to Amended and Restated Credit Agreement – Neogen Corporation]

[The remainder of this page intentionally left blank.]

[Second Amendment to Amended and Restated Credit Agreement – Neogen Corporation]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the day and year first-above written.

NEOGEN CORPORATION

By:	/s/ Steven J. Quinlan
Steven J. Quinlan
Its: Vice President and Chief Financial Officer

JPMORGAN CHASE BANK, N.A.

By:	/s/ Deborah M. Herdegen
Deborah M. Herdegen
Its: Vice President

[Second Amendment to Amended and Restated Credit Agreement – Neogen Corporation]